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                                                                   Exhibit 99.1

ALLEGHANY ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING OF COMMON STOCK OF DARWIN PROFESSIONAL UNDERWRITERS, INC. AND EXERCISE OF OVER-ALLOTMENT OPTION

     May 24, 2006 (New York, NY) -- Alleghany Corporation (NYSE-Y) ("Alleghany") announced today the closing of the previously announced initial public offering (the "IPO") of the common stock of its subsidiary Darwin Professional Underwriters, Inc. (NYSE Arca: DR) ("Darwin"). The sale in the IPO of 6,000,000 shares of common stock at $16.00 per share yielded gross proceeds of $96 million and net proceeds of approximately $86.3 million. These amounts reflect the exercise by the underwriters of their over-allotment option to purchase an additional 782,609 shares of Darwin's common stock. All of the proceeds of the IPO, after deduction of underwriting discounts and commissions and payment of offering expenses, were used to reduce Alleghany's equity interest in Darwin. After the IPO, Alleghany continues to own approximately 55.0% of the issued and outstanding shares of common stock of Darwin.

     Merrill Lynch & Co. and Credit Suisse Securities (USA) LLC acted as joint book-running managers for the offering. Details of the IPO, including a detailed description of Darwin's common stock and certain risk factors involved in investing in Darwin's common stock, are contained in a prospectus. Copies of the prospectus may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, FL 05, New York, NY 10080, or Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

     This press release contains forward looking statements with respect to the anticipated effects of the transaction. Actual results of the transaction could be significantly different. Factors that could affect results include those set forth in filings made by Alleghany and by Darwin with the SEC. Although forward-looking statements help provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.

     Alleghany is engaged through its subsidiary Alleghany Insurance Holdings LLC (consisting of RSUI Group, Inc., Capitol Transamerica Corporation and Darwin) in the property and casualty insurance business. Darwin is a specialty insurance company focused on the professional liability insurance market and in particular on the directors and officers ("D&O"), errors and omissions ("E&O") and medical malpractice liability lines.



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